Exhibit 99.1

NYSE: MMP
______________________________________________________________________
Date: April 22, 2022

Contact: Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Board Member Retirement and Replacement

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Robert Croyle has advised of his intent to retire from Magellan’s board of directors effective April 30 after 13 years of service. Following Mr. Croyle’s retirement, Sivasankaran “Soma” Somasundaram has been elected as an independent board member beginning May 1.
Soma currently serves as president, chief executive officer and board member of ChampionX Corporation (NASDAQ: CHX), a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. He brings more than 30 years of global leadership experience in energy and industrial markets with strong focus on value creation through operational excellence, growth strategies, portfolio evolution and mergers & acquisitions.
He has worked for ChampionX or its predecessors since 2004. From 2018 to 2020, Soma served as president, CEO and board member of Apergy Corporation (NYSE: APY) prior to its merger with ChampionX. Prior to his role at Apergy, which was created in a spin-off from Dover Corporation in 2018, he was vice president of Dover Corporation and president and CEO of Dover Energy. Soma held a number of other senior executive leadership roles since joining Dover in 2004. Prior to Dover, he held various global leadership roles at GL&V Inc. and Baker Hughes Inc.
Soma earned a bachelor’s degree in mechanical engineering from Anna University and a master’s degree in industrial engineering from the University of Oklahoma.
“On behalf of the board and management team, we thank Bob for his dedication, leadership and many contributions over the years and wish him good health and much happiness in the future,” said Barry Pearl, Magellan’s current lead director and incoming chairman of the board. “In addition, we are pleased to welcome Soma to the Magellan board and believe his extensive executive management experience in the energy sector will provide helpful insight to maximize long-term investor value while ensuring the responsible, disciplined approach that is a long-standing Magellan tradition.”

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than

Exhibit 99.1
100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
###
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Factors that could lead to material changes in performance are described in Magellan’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by Magellan in this release are based only on information currently known, and we undertake no obligation to revise our forward-looking statements to reflect future events or circumstances.